Exhibit 4.2
AMENDED AND RESTATED DEED OF COVENANT
THIS AMENDED AND RESTATED DEED OF COVENANT is made on 5 August 2008 by PepsiCo, Inc. (the Issuer) in favour of the account holders specified below of Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V. and/or any other additional clearing system or systems as are specified in the Final Terms relating to any Note (as defined below) (each a Clearing System).
Whereas:
(A)	The Issuer has entered into an amended and restated Programme Agreement (the Programme Agreement, which expression includes the same as it may be amended or supplemented from time to time) dated 5 August 2008 with the Dealers named therein under which the Issuer proposes from time to time to issue Euro Medium Term Notes (the Notes).

(B)	The Notes will initially be represented by, and comprised in, Temporary Global Notes (the Temporary Global Notes) or Permanent Global Notes (the Permanent Global Notes, the Temporary Global Notes and the Permanent Global Notes being herein together called the Global Notes) representing a certain number of underlying Notes (the Underlying Notes). Each Underlying Note initially represented by, and comprised in, a Temporary Global Note may be thereafter represented by a Permanent Global Note.

(C)	Each Global Note may, after issue, be deposited with a depositary or, as the case may be, the common safekeeper, for one or more Clearing Systems (each such Clearing System or all such Clearing Systems together, the Relevant Clearing System). Upon such deposit of a Global Note the Underlying Notes represented by such Global Note will be credited to a securities account or securities accounts with the Relevant Clearing System. Any account holder with the Relevant Clearing System which has underlying Notes credited to its securities account from time to time (each a Relevant Account Holder) will, subject to and in accordance with the terms and conditions and operating procedures or management regulations of the Relevant Clearing System, be entitled to transfer such Underlying Notes and (subject to and upon payment being made by the Issuer to the bearer in accordance with the terms of the relevant Global Note) will be entitled to receive payments from the Relevant Clearing System, as the case may be, calculated by reference to the Underlying Notes credited to its securities account.

(D)	In certain circumstances specified in each Global Note, a Global Note will become void. The time at which a Global Note becomes void is hereinafter referred to as the Relevant Time. In such circumstances each Relevant Account Holder will, subject to and in accordance with the terms of this Deed, acquire against the Issuer all those rights which such Relevant Account Holder would have had if, prior to the Global Note becoming void, duly executed and authenticated Definitive Note(s) (as defined in the Agency Agreement) and, if the Notes are repayable in instalments, receipts in respect thereof (the Receipts) and interest coupons (the Coupons) appertaining to the Definitive

Note(s) (if appropriate) had been issued in respect of its Underlying Note(s) and such Definitive Note(s), Receipts (if appropriate) and Coupons (if appropriate) were held and beneficially owned by such Relevant Account Holder.

(E)	Words and expressions defined in the Terms and Conditions of the Notes shall have the same meanings when used herein unless the context otherwise requires or unless otherwise stated.
Now this deed witnesses as follows:
1.	If any Global Note becomes void in accordance with the terms thereof the Issuer hereby undertakes and covenants with each Relevant Account Holder (other than when any Relevant Clearing System is an account holder of any other Relevant Clearing System) that each Relevant Account Holder shall automatically acquire at the Relevant Time, without the need for any further action on behalf of any person, against the Issuer all those rights which such Relevant Account Holder has credited to its securities account with the Relevant Clearing System at the Relevant Time. The Issuer’s obligation pursuant to this clause shall be a separate and independent obligation by reference to each Underlying Note which a Relevant Account Holder has credited to its securities account with the Relevant Clearing System and the Issuer agrees that a Relevant Account Holder may assign its rights hereunder in whole or in part.

2.	The records of the Relevant Clearing System shall be conclusive evidence of the identity of the Relevant Account Holders and the number of Underlying Notes credited to the securities account of each Relevant Account Holder. For the purposes hereof a statement issued by the Relevant Clearing System stating:
(i)	the name of the Relevant Account Holder to which such statement is issued; and

(ii)	the aggregate nominal amount of Underlying Notes credited to the securities account of such Relevant Account Holder as at the opening of business on the first day following the Relevant Time on which the Relevant Clearing System is open for business, shall be conclusive evidence of the records of the Relevant Clearing System at the Relevant Time.
3.	In the event of a dispute, the determination of the Relevant Time by the Relevant Clearing System (in the absence of manifest error) shall be final and conclusive for all purposes in connection with the Relevant Account Holders with securities accounts with the Relevant Clearing System.

4.	The Issuer will, subject to the exceptions and limitations set forth below, pay such Additional Amounts as are necessary in order that the net payment by the Issuer or any Paying Agent of the principal of and interest (including any discount) on a Note or Coupon to a holder who is a United States Alien (as such term is defined below), after deduction or withholding for or on account of any present or future tax, assessment or governmental charge of the United States (as such term is defined below), or a political subdivision or authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided for in such Note or such Coupon to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply to:
(i)	any tax, assessment or governmental charge that would not have been so imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or holder of power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or fiduciary, settlor, beneficiary, member, shareholder or holder of a power):
(A)	being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment therein; or

(B)	having a current or former relationship with the United States, including a relationship as a citizen or resident or being treated as a resident thereof; or

(C)	being or having been a personal holding company, a controlled foreign corporation, a passive foreign investment company, a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organisation; or
(ii)	any holder that is or has been an actual or a constructive “10-per cent. shareholder” of the Issuer as defined in Section 871(h)(3) of the Code, or a bank receiving interest described under Section 881(c)(3)(A) of the Code or a direct or indirect subsidiary of the Issuer; or

(iii)	any holder who is a fiduciary or partnership or other than the sole beneficial owner of the Note or Coupon, but only to the extent that a beneficiary or settlor with respect to such fiduciary or member of such partnership or a beneficial owner of the Note or Coupon would not have been entitled to the payment of an additional amount had such beneficiary, settlor, member or beneficial owner been the holder of such Note or Coupon; or

(iv)	any tax, assessment or governmental charge that would not have been imposed or withheld but for the failure of the holder, if required, to comply with certification, identification information reporting requirements under United States income tax laws, without regard to any tax treaty, with respect to the payment, concerning the nationality, residence, identity or connection with the United States of the holder or a beneficial owner of such Note or Coupon, if such compliance is required by United States income tax laws, without regard to any tax treaty, as a precondition to relief or exemption from such tax, assessment or governmental charge; or

(v)	any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of such Note or Coupon for payment on a date more than 30 days after the Relevant Date; or

(vi)	any estate, inheritance, gift, sales, transfer, excise, wealth or personal property tax or any similar tax, assessment or governmental charge; or

(vii)	any tax, assessment or governmental charge that is (a) payable otherwise than by withholding by the Issuer or a Paying Agent from the payment of the principal of or interest on such Note or Coupon or (b) is required to be withheld by any Paying Agent from any such payment if such payment can be made without such withholding by any other Paying Agent; or

(viii)	any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(ix)	any Note or Coupon presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note or Coupon to another Paying Agent in a Member State of the EU; or

(x)	any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) or (ix).
As used with this paragraph, United States means the United States of America (including the States and the District of Columbia), the Commonwealth of Puerto Rico and each possession of the United States of America and place subject to its jurisdiction and United States Alien means any person that is for United States federal income tax purposes (A) a foreign corporation, (B) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien fiduciary of a foreign estate or trust, (C) a non-resident alien individual or (D) a non-resident alien fiduciary of a foreign estate or trust.

As used herein, the Relevant Date means the date on which such payment first becomes due, except that, if the full amount of the moneys payable has not been duly received by the Agent on or prior to such due date, it means the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the Noteholders.

5.	The Issuer will pay any stamp and other duties and similar taxes, including interest and penalties, payable on or in connection with the execution of this Deed and any action taken by any Relevant Account Holder to enforce the provisions of this Deed.

6.	The Issuer hereby warrants, represents and covenants with each Relevant Account Holder that it has all corporate power, and has taken all necessary corporate or other steps, to enable it to execute, deliver and perform this Deed, and that this Deed constitutes a legal, valid and binding obligation of the Issuer enforceable in accordance with its terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally.

7.	This Deed shall take effect as a Deed Poll for the benefit of the Relevant Account Holders from time to time and for the time being. This Deed shall be deposited with and held by the depositary or, as the case may be, the common safekeeper for the Relevant Clearing System until all the obligations of the Issuer hereunder have been discharged in full.

8.	The Issuer hereby acknowledges the right of every Relevant Account Holder to the production of, and the right of every Relevant Account Holder to obtain (upon payment of a reasonable charge) a copy of, this Deed, and further acknowledges any covenants that the obligations binding upon it contained herein are owed to, and shall be for the account of, each and every Relevant Account Holder, and that each Relevant Account Holder shall be entitled severally to enforce the said obligations against the Issuer.

9.	This Deed is governed by, and shall be construed in accordance with, the laws of England.

The Issuer hereby irrevocably agrees, for the exclusive benefit of the Paying Agents, that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Deed and that accordingly any suit, action or proceedings (together referred to as Proceedings) arising out of or in connection with this Deed may be brought in such courts. The Issuer hereby irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any such Proceedings in any such court and any claim that any such Proceedings have been brought in an inconvenient forum and hereby further irrevocably agrees that a judgment in any such Proceedings brought in the English courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Nothing contained in this Clause shall limit any right to take Proceedings against the Issuer in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not. The Issuer hereby appoints PepsiCo International Limited at its registered office at 63 Kew Road, Richmond, Surrey, England TW9 2QL (Attention: Division Counsel) as its agent for service of process, and undertakes that, in the event of PepsiCo International Limited ceasing so to act or ceasing to be registered in England, it will appoint another person, as the Agent may approve, as its agent for service of process in England in respect of any Proceedings. Nothing herein shall affect the right to serve process in any manner permitted by law.

10.	No person shall have any right to enforce any term or condition of the Notes under the Contracts (Rights of Third Parties) Act 1999.

In witness whereof the Issuer has caused this Deed to be duly executed the day and year first above mentioned.

EXECUTED as a DEED under seal	)
by PEPSICO, INC.	)
and signed and delivered as a deed on	)
its behalf by	)
in the presence of:	)

Witness:

Name:	/s/ Lionel L. Nowell III
Lionel L. Nowell III Senior Vice President and Treasurer

Address:	PepsiCo, Inc. 700 Anderson Hill Road Purchase, NY 10577 U.S.A.

EXECUTED as a DEED under seal	)
by PEPSICO, INC.	)
and signed and delivered as a deed on	)
its behalf by	)
in the presence of:	)

Witness:

Name:	/s/ J. Darrel Thomas
J. Darrel Thomas Vice President and Assistant Treasurer

Address:	PepsiCo, Inc. 700 Anderson Hill Road Purchase, NY 10577 U.S.A.

Dated 5 August 2008
PEPSICO, INC.

AMENDED AND RESTATED
DEED OF COVENANT
in respect of a U.S.$2,500,000,000
EURO MEDIUM TERM NOTE PROGRAMME